FORUM FUNDS
INVESTMENT ADVISORY AGREEMENT

Appendix A

Fund	Fee as a % of the Annual Average Daily Net Assets of the Fund	Effective Date
Absolute Capital Opportunities Fund	1.40%	February 1, 2018
Absolute Convertible Arbitrage Fund	1.40%	July 25, 2017

IN WITNESS WHEREOF, the parties hereto have caused this Revised Appendix A to be duly executed all as of January 31, 2018.

FORUM FUNDS

/s/ Jessica Chase
Jessica Chase President, Forum Funds

ABSOLUTE INVESTMENT ADVISERS LLC

/s/s James P. Compson
James P. Compson Principal